Savings Plan

     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Introduction

     The International Paper Company Hourly Savings Plan (the Plan) gives you the opportunity to save for your future in a tax-effective manner. By participating in the Plan, you can accumulate personal savings for retirement or for other important needs.

     International Paper Company (the Company) established the Plan effective January 1, 1989. Since that date, various defined contribution plans (a prior plan or prior plans) have been merged into the Plan. The Appendix describes any prior plan provisions that may affect you. This booklet explains the provisions of the Plan, effective April 1, 2002.

     This booklet is the summary plan description of the Plan and meets the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). This booklet is intended to help you better understand your benefits under the Plan. The full text of the Plan may be obtained by contacting your human resources service center. If there is any conflict between the information in this summary plan description and the provisions of the Plan, the Plan document always will control.

     Important Note -- This summary plan description booklet is meant to describe the general provisions of the Plan. To the extent the text in this booklet is modified by the specific provisions described in the Appendix, the Appendix will control.


Overview of the Plan

- You have the opportunity to contribute up to 85 percent of your pay, in increments of one percent, through payroll deductions, in any combination of before-tax and after-tax savings, subject to IRS limits.

- Company matching contributions may be made on a specified percentage of pay you contribute to the Plan. Please refer to the Appendix for more specific information regarding company matching contributions.

- Your employee contributions may be invested in any of the Plan's fund(s) as outlined in your IP Savings Plan Investor's Guide.

- Fifty percent of the Company matching contributions is invested in the Company Stock Fund (Company Match Restricted); the remaining 50 percent may be invested in any of the Plan fund(s) you choose (Company Match Unrestricted).

- Beginning the year you attain age 55, you may transfer all or part of your Company Match Restricted balance in the Company Stock Fund to the other investment funds.

- The value of your employee contributions is vested immediately; the value of your company matching contributions is vested after three years of service.

- Withdrawals of after-tax employee contributions (known as "general withdrawals") may occur at any time and for any reason.

-  Withdrawals of before-tax employee contributions and vested company matching

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   contributions may occur only after age 59 1/2 or for reasons of hardship.

- Loans are available for up to 50 percent of the vested value of your account. Federal law provides a maximum dollar amount on an available loan, based on the outstanding balances of all your loans from the Plan.

- An additional 10 percent penalty tax may apply if you make an early withdrawal of before-tax contributions, vested company matching contributions, or earnings before age 59 1/2 or retirement.

Who Is Eligible

     If you are an hourly employee identified in the Appendix as eligible for participation, currently not contributing to another qualified defined contribution plan sponsored by the Company or an affiliated company, and employed on a non-temporary basis, you are eligible to participate in the Plan beginning the first day of the month following one month of continuous employment with the Company.

Enrollment in the Plan

     You automatically will be enrolled in the Plan 45 days from the date you become eligible to participate. Your contributions will be made on a before-tax basis at the rate of four percent of your pay and will be invested in the Stable Value Fund. The Company Match Restricted will be invested in the Company Stock Fund, and the Company Match Unrestricted will be invested in the Stable Value Fund.

     Before this automatic enrollment takes place, you will receive a notice explaining the details of automatic enrollment and your right to decline participation in the Plan or make alternate contribution and/or investment elections. If you choose to decline participation or to change your contribution and/or your investment election, you can log in to www.retireonline.com or call J.P. Morgan/American Century Retirement Plan Services InfoLine and:

-  Select the percentage of pay you want to contribute to the Plan;

- Indicate what percentage of your contributions will be made with before-tax dollars and what percentage will be made with after-tax dollars; and

- Choose the investment fund or funds in which you want to invest your contributions and the Company Match Unrestricted, if any.

     When you become a participant in the Plan, an account is established for you. Your account contains all the details relating to your contributions, company matching contributions, dividends and earnings, and any withdrawals, loans or transfers you have made. This information is recorded separately for each investment fund in which you have contributions.

     Important Note -- If you choose not to contribute to the Plan when you first become eligible, you may begin contributing at a later date by logging in to www.retireonline.com or calling InfoLine.

Choosing a Beneficiary

     You will be asked to complete a Designation of Beneficiaries form on which you may name one or more beneficiaries to receive the total value of your account in the event of your death. You may change your beneficiaries at any time by completing a new beneficiary form. Forms are available from J.P. Morgan/American Century Retirement Plan Services through www.retireonline.com and InfoLine.
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     If you are married, federal law requires that your spouse also sign the beneficiary form if you designate someone other than your spouse as your primary beneficiary. In this case, the form must be signed in the presence of a notary public.

     If you do not complete a Designation of Beneficiaries form, your beneficiary will be your spouse if you are married or your estate if you are not married.

Your Savings Decisions

     As a Plan participant, you have several decisions to make concerning your contributions. You decide how much you want to save; up to 85 percent of your pay is possible. For purposes of this Plan, pay means your base pay plus overtime, shift differential, commissions, gainsharing, and other incentive or variable compensation that you are entitled to receive, but excludes severance pay.

   You also decide whether you will make your contributions with before-tax dollars, after-tax dollars or a combination of the two. And, finally, you decide how you want your contributions to be invested.

Types of Contributions

     On the next few pages, you will find a description of the various types of contributions you may make, as well as the contributions the Company may make to your account in the Plan.

Employee Contributions

     You may contribute up to 85 percent of your pay on either a before-tax or an after-tax basis, or any combination thereof.

Company Matching Contributions

     The Company may make matching contributions to your account on a specified percentage of the amounts you contribute. The company matching contribution percentages are listed in the Appendix.

Before-Tax/After-Tax Contributions

     Your employee contributions to the Plan may be made on a before-tax basis, an after-tax basis or a combination of the two. Any amount you contribute to the Plan on a before-tax basis will reduce the amount of your income for federal and most state and local income tax purposes. Generally, you do not pay income tax on before-tax contributions until those contributions are withdrawn or distributed from the Plan. Your before-tax contributions will not reduce the amount of your income that is subject to Social Security and Medicare taxes.

     Any amount you contribute to the Plan on an after-tax basis is income for federal, state and local income tax purposes.

How Before-Tax Contributions Affect Your Other Benefits

     Saving with before-tax dollars will not affect your future salary increases or retirement, life insurance, or disability benefits which are based on pay. These pay-related benefits will continue to be calculated on the basis of your pay before any contributions are deducted.

Changing Your Contributions

   You may:

-  Increase or decrease the percentage of pay you contribute to the Plan;

-  Adjust the percentage of your before-tax and/or after-tax contributions;

-  Suspend your contributions; or

-  Resume your contributions following a suspension.
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     To make a change, log in to www.retireonline.com or call InfoLine at any time. The change will take effect as soon as administratively possible.

Limitations on Contributions

     The Internal Revenue Code (IRC) places limits on contributions to the Plan. These limits are a maximum of:

- Before-tax contributions which may be made in a calendar year. The plan administrator will notify you in advance of this amount.

- Contributions which may be added to your account in a calendar year. This amount is $40,000 or 100 percent of your pay, whichever is less, and includes your contributions and company matching contributions.

-  Pay on which you may make contributions to the Plan in a calendar year.

     These limitations are subject to possible future cost-of-living adjustments by the Internal Revenue Service (IRS).

     In order to meet certain discrimination tests under the IRC, the plan administrator may limit the percentage of before-tax and/or after-tax contributions which may be made by a highly compensated employee for any calendar year. Each highly compensated employee, as defined in the IRC, will be notified in advance of any before-tax or after-tax contributions limitation. Additionally, the plan administrator may refund certain contributions in order to meet the discrimination tests.

Special Catch-up Contributions

     As soon as administratively available, the Plan will allow you to make a before-tax catch-up contribution beginning in the year you turn age 50. In order to make a catch-up contribution, you must first make the maximum annual before-tax contributions to the Plan (e.g., $11,000 in 2002). The amount of the maximum catch-up contribution for each year is determined by the IRS. The amounts already determined are 2002-$1,000; 2003-$2,000; 2004-$3,000;
$2005-$4,000; and 2006-$5,000.

Contributions From Other Qualified Plans

     If you receive a lump-sum distribution from a qualified retirement plan, a 403(b) annuity contract or a 457(b) plan maintained by a governmental unit or agency you may apply to roll over the amount of the distribution into the Plan. In this way, you may defer federal and some state and local income taxes on that amount and any future earnings. Installment or annuity payments generally are not eligible.

     Rollover contributions must be made in cash and may be made by either a direct or an indirect transfer. No company matching contributions will be made on rollover contributions.

     A direct rollover transfer is made from a qualified plan of a prior employer directly to the Plan. You must authorize your prior employer to make a direct rollover transfer.

     An indirect rollover transfer includes a timely cash payment (within 60 days of the date of the distribution) of the distribution from a qualified plan of a prior employer (or the transfer of such a distribution from a conduit IRA).

     Rollovers made through a direct or an indirect transfer may include before-tax contributions and investment earnings; direct transfers from a qualified plan also may include after-tax contributions.

     Rollover contributions will be credited to your account and will be invested in the Plan's investment funds in increments of one percent at your direction.
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Investment of Contributions

Your Contributions and Company Match Unrestricted

     Your contributions, Company Match Unrestricted, all prior employee contributions, certain prior company contributions (as noted in the Appendix), and all rollover contributions are allocated to fund(s) that you choose.

Company Match Restricted

     Company Match Restricted and certain prior company contributions (as noted in the Appendix) are invested in the Company Stock Fund.

Changing Investment of Future Contributions

     You may change your choice of investment funds for your future contributions and Company Match Unrestricted on a daily basis. Your investment selection will be processed within the next business day.

Investment Options

     The Plan offers a three-tiered fund structure that includes Tier I SmartMix Funds, Tier II Core Funds and a Tier III Brokerage Window.

     Tier I: SmartMix Funds

     These funds offer one-stop shopping through professionally designed and managed diversified portfolios at three different risk levels: conservative, moderate and aggressive.

The Conservative Fund

     The Conservative Fund seeks low to moderate growth primarily from interest income but also from some capital appreciation and dividends. This Fund will not invest in emerging market stocks or low quality bonds since the risk of loss from these investments would be too great.

The Moderate Fund

     The Moderate Fund seeks moderate growth from capital appreciation, dividends and interest income. A small percentage (less than 15 percent) of the Fund may be invested in higher risk asset classes such as emerging market stocks, high yield bonds and emerging market bonds.

The Aggressive Fund

     The Aggressive Fund seeks high growth primarily from capital appreciation, but also from some interest income and dividends. This Fund usually will invest in asset classes that have higher risk but also have a potential for greater long-term returns, such as emerging market stocks, high yield bonds and emerging market bonds.

Tier II: Core Funds

     The core funds offer a variety of investment choices, each representing a different, well-defined market segment, similar to those that professional investment managers use to build custom portfolios for their clients. The core investment funds are outlined in the IP Savings Plan Investor's Guide. For additional information regarding the Tier II core funds, contact J.P. Morgan/American Century.

Tier III: Brokerage Window

     The Tier III Brokerage Window allows you to customize your portfolio by selecting from over 500 mutual fund families and from most publicly traded stocks and bonds. A minimum transfer of $1,000 is required to open a Brokerage Window account. Once your Brokerage Window account is open, you can transfer up to the lesser of (1) one half of your total account balance, or (2) your total vested account balance. Direct contributions from your paycheck to the Brokerage
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Window are not allowed; only transfers from existing Tier I and Tier II fund accounts are permitted. Contact J.P. Morgan/American Century to request a Brokerage Window kit.

     International Paper stock is not available through the Brokerage Window but is available through the Tier II Company Stock Fund.

General Information Regarding the Funds

Short-Term Investments

     To meet the Plan's cash-flow requirements, a portion of each investment fund may be invested in high-quality short-term or cash equivalent investments or other instruments consistent with the fund's stated investment objective.

Expenses

     Brokerage fees, transfer taxes and other expenses connected with the purchase, sale or transfer of investments are charged to the investment fund for which the transaction is made. Other administrative costs of the Plan are paid from the investment funds in the trust. The Company may reimburse the trust for part or all of such administrative costs. Expenses charged to funds reduce the earnings allocated to participants' accounts.

Valuation of Your Account

     Each of the investment funds is valued by the plan trustee every day that the New York Stock Exchange (NYSE) is open. The value of your account is equal to:

-  The amount of your contributions;

-  Plus company matching contributions;

-  Plus dividends or income earned on your investment (reduced by expenses);

- Plus any increase or less any decrease in the market value of your investment;

-  Less any withdrawals, loans or distributions from your account.

     Quarterly, you will receive a statement showing the value of your account. This statement will show all savings activity, including your contributions, all company matching contributions, investment experience and any withdrawals, loans or transfers you have made in that investment period. If you need to know the value of your account at any other time, you may contact J.P. Morgan/American Century by calling InfoLine or logging in to www.retireonline.com.

Voting of Company Stock

     As a participant in the Company Stock Fund, if applicable, you will be able to vote all shares of International Paper Company common stock allocated to your account.

     Before each annual or special meeting of the Company's shareholders, you will receive a proxy statement and related materials necessary to give the trustee your confidential instructions on how to vote your shares.

Interfund Transfers of Prior Contributions

Transfers of Unrestricted Amounts

     Each day you may transfer unrestricted amounts from one investment option to any of the Plan's other investment options. Generally, unrestricted amounts include your contributions, Company Match Unrestricted and rollover amounts. To make a transfer, log in to www.retireonline.com or call InfoLine at any time. The transfers will take effect each day that the NYSE is open, provided that the request is entered by the close of business, generally 4:00 p.m. Eastern time.

Transfers of Restricted Amounts

     Beginning January 1 of the year you attain age 55 or upon termination of employment, Company Match Restricted amounts in the Company Stock Fund are eligible for transfer and will be included in any transfer request you make.

   Important Note -- Any other transfers from one investment option to another investment option under the Plan will be made based on the current market value of the applicable fund or funds from which transfers are made.

Vesting Rights to Contributions

Vesting of Your Contributions

     You always are 100 percent vested in the value of your contributions to the Plan.

Vesting of Company Matching Contributions

     You become 100 percent vested in the value of the company matching contributions in your account upon completion of three years of service.

     Important Note -- If you were eligible to participate in a prior plan that was merged into the Plan, you become vested based on the vesting schedule listed in the Appendix unless the above vesting is more favorable to you.

Special Vesting Situations

     Generally, when you leave the Company, you receive the vested portion of the value of your company matching contributions. You forfeit the value of any non-vested company matching contributions. However, there are certain situations where special vesting rules apply. You are 100 percent vested in the value of your account if:

-  You reach age 65;

- Your employment ends because of death or total disability (as defined by the Company's Salaried LTD plan); or

-  Your employment ends because of the permanent closing of your work facility.

Forfeitures and Re-employment

     If you suffer a forfeiture of any company matching contributions due to your termination of employment with the Company before becoming 100 percent vested, you may be eligible to have this forfeited amount reinstated to your account if you are rehired by the Company within five years of your termination of employment. The forfeited amount will be reinstated upon your re-employment if you did not receive a distribution previously from the Plan. If you did receive a distribution, the forfeited amount will be reinstated if you repay to the Plan the amount of your prior distribution within five years of your re-employment.

     If you were vested at the time of your termination of employment or are rehired within five years of your termination of employment, your service prior to your termination of employment generally will be added to your service after your re-employment to determine your service for vesting purposes with regard to company matching contributions that are made on your behalf after the date of your re-employment.

Withdrawals and Loans

     The Plan is intended to help you save for retirement. However, it is not unusual for employees to have both long-range and immediate savings goals. To offer you the financial flexibility you may need, the Plan includes several withdrawal options and a loan provision. These options give you access to your account in certain situations.

     There are four types of withdrawals: general, hardship, age 59 1/2 and termination. Suspension penalties apply to the withdrawal of certain contributions.

General Withdrawals

     You may make a general withdrawal for any reason. For general withdrawals from the Plan, the order of withdrawal is:

Step 1
     All or part of the value of your after-tax contributions made before the last 24-month period and your unmatched after-tax contributions made during the last 24-month period. There is no suspension penalty. You may continue to make contributions and receive company matching contributions.

Step 2
     All or part of the value of your matched after-tax contributions made during the last 24 months. There is a three-month suspension penalty period during which no company matching contributions will be made. You may continue to make contributions.

Step 3
   All or part of the value of your rollover account, if any.

Step 4
     All or part of the value of certain prior company matching contributions (as detailed in the Appendix).

Hardship Withdrawals

     If the total amount available to you from a general withdrawal is insufficient to meet your financial needs, you may apply for a hardship withdrawal. A hardship withdrawal includes the amount available through a general withdrawal, your vested company matching contributions and your before-tax contributions. A hardship withdrawal will be permitted only in the event of demonstrated financial hardship. Under IRC regulations, your application for a hardship withdrawal must include adequate evidence of the circumstances that severely affect your financial affairs.

     In addition, you must demonstrate that the amounts necessary to meet your financial needs are not reasonably available from other sources such as a plan loan or reasonable liquidation of other assets owned by you or your family. To satisfy this governmental requirement you must either (1) complete a certification of financial hardship or (2) meet the following requirements:

- Suspend making contributions for six months to the Plan and any other plan maintained by International Paper and/or any of its affiliated companies; and

- Limit your before-tax contributions in the year following the hardship withdrawal to an amount equal to:

     - the annual maximum under the law in the year following the year you made the hardship withdrawal, minus

     - the amount of your before-tax contributions in the year you made the hardship withdrawal.

     Generally, it is intended that hardship withdrawals from this Plan may be made for reasons permitted under Section 401(k) of the IRC. Hardship withdrawal requests that meet the requirements described above may be made for:

-  Purchase of your principal residence (excluding mortgage payments);

- Payment to prevent eviction from or foreclosure on the mortgage of your principal residence;

- Payment of tuition, related educational fees, and room-and-board expenses for the next 12 months of post-secondary education for you, your spouse or your children or any dependents;

- Payment of extraordinary medical expenses not covered by any health or accident insurance program for you, your spouse or any dependents; or

- Certain other losses or expenses as specified in the plan document. Details can be provided to you upon request.

     The plan administrator is responsible for approving or denying all hardship withdrawal requests.

     If the plan administrator approves your request for a hardship withdrawal, the order of withdrawal is:

Step 1
   All monies available through a general withdrawal.

Step 2
   All or part of the value of any vested company matching contributions.

Step 3
     All or part of the value of your before-tax contributions.

     The IRC provides that a hardship withdrawal cannot include any post-1988 earnings on your before-tax contributions.

Age 59 1/2 Withdrawals
     If you have attained age 59 1/2 and the total amount available to you from a general withdrawal is insufficient to meet your financial needs, you may apply for an age-59 1/2 withdrawal. For age 59 1/2 withdrawals, the order of withdrawal is:

Step 1
   All monies available through a general withdrawal.

Step 2
   All or part of the value of any vested company matching contributions.

Step 3
   All or part of the value of your before-tax contributions.

Termination Withdrawals

     If you have terminated employment with the Company, you may continue to make withdrawals from your account in the Plan. For termination withdrawals, the order of withdrawal is:

Step 1
     All monies available through a general withdrawal.

Step 2
     All or part of the value of any vested company matching contributions.

Step 3
     All or part of the value of your before-tax contributions.

     Important Note -- If you participated in a prior plan that was merged into the Plan, special withdrawal provisions may apply. Refer to the Appendix to this booklet.

How to Apply for a Withdrawal

     To request a withdrawal, you should call InfoLine. If you are requesting a hardship withdrawal, you must submit the necessary financial documentation.

How Withdrawals Are Paid

     The value of your account will be determined as soon as possible after your withdrawal request is received and any applicable paperwork has been filed with J.P. Morgan/American Century (and approved if you are applying for a hardship withdrawal). Your request will be processed within five days of the receipt of the completed and approved form.

     Withdrawals from the Company Stock Fund will be paid in cash or in shares of International Paper Company common stock (plus cash for any fractional share), whichever you choose, provided, however, that hardship withdrawals must be paid in cash. Withdrawals from all other investment funds will be paid in cash. If you do not indicate the form of payment, your withdrawal will be paid in cash. No withdrawals will be made from amounts invested in the Tier III Brokerage Window.

   Please refer to the Federal Income Tax Information section for information on the federal income tax effect of withdrawals.

Plan Loans

     Instead of a withdrawal, you may want to apply for a loan from the Plan. You may have up to two loans outstanding at any one time. You may take a plan loan for one, two, three, four or five years for any reason and for 10 years if you demonstrate that the money is to be used to acquire your principal residence. You may have only one principal residence loan at a time.

     This two-loan maximum will not affect any outstanding loans you may have had on April 1, 2002. You will continue to repay these loans according to the applicable loan repayment schedules.

Amount of a Plan Loan

     The minimum amount you can borrow is $1,000. The maximum amount you can borrow is the lesser of:

- one half of your vested account balance minus your outstanding loan balance, if any; or

- $50,000 minus your largest outstanding loan balance during the previous 12 months.

Interest Rates

     Plan loans will be made at a fixed rate of interest. The interest rate applied to a loan remains fixed throughout the term of the loan. The fixed rate of interest will be determined by the plan administrator on the first business day of each month and will be the prime rate of interest as published in The Wall Street Journal plus one percent.

How to Apply for a Loan

     You may apply for a loan by logging in to www.retireonline.com or by calling InfoLine. Your loan will be processed as soon as possible after your loan request is received and any applicable paperwork has been filed with J.P. Morgan/American Century. Your check will be mailed within three business days of your request. Loans for a primary residence will be processed within five business days of receipt of completed paperwork Plan loans will be paid in cash.

Truth-in-Lending Information

     You will receive Truth-in-Lending information outlining the financial details of the loan.

Source of Loan

     The amount of the loan will be borrowed in the following order, on a pro rata basis from the investment funds in which the contributions are invested; provided, however, that no loans will be made from amounts invested in the Tier III Brokerage Window:

-  Before-tax employee contributions;
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-  Vested Company Matching contributions;

-  Monies from prior plans;

-  After-tax employee contributions; and

-  Rollover contributions.

Loan Repayment

     When you request a plan loan, you must indicate the number of years in which you will repay the loan. The minimum repayment period is one year. The maximum repayment period is five years unless you use the loan to acquire your principal residence. In that case, the maximum repayment period is 10 years.

     Loan repayments will be made in equal installments through payroll deductions. A set amount of each installment payment is used to repay the loan principal, and another set amount is used to pay the interest on the outstanding principal. If you have more than one loan, your loan repayments will be shown as separate payroll deductions each pay period.

     All of the principal and interest you pay on your loan is credited to your account and transferred back in reverse order to the sources of funds from which your loan was taken. Amounts transferred are reinvested based on your current investment elections. You may pay off the outstanding loan balance in one lump-sum payment without any pre-payment penalty at any time.

     If there are reasons which make it impossible for you to continue to repay your loan through payroll deductions (for example, an unpaid leave of absence, layoff, disability, termination of employment, sale or closure of your work location), you may make payments by check, or you may convert the outstanding balance of your loan to a withdrawal from the Plan if you are eligible for a withdrawal.

     If you fail to make any loan repayments when due, the plan administrator may declare your loan to be in default. The plan administrator then may convert the outstanding balance of your loan to either a withdrawal or a distribution from the Plan.

   Important Notes

   - When a loan is converted to a withdrawal or distribution, the amount of the withdrawal or distribution may be subject to tax. Please refer to the Federal Income Tax Information section for information on the federal income tax effect of a distribution.

   - Amounts reinvested in the Company Stock Fund will be used to purchase International Paper Company common stock at the market price as of the date of each reinvestment; therefore, your investment in the Company Stock Fund after you repay the loan may be either higher or lower than the amount that would have been in your account if you had not taken a Plan loan.

Distributions From the Plan

Distributions Upon Termination of Employment

     If you leave the Company for any reason, including total disability, you are entitled to receive a distribution of the total value of your contributions and all vested company matching contributions. Non-vested amounts will be forfeited. The following payment options are available:

-  A lump-sum payment; or

-  Installment payments.

Distributions Upon Death

   If you die before benefit payments commence under the Plan, the total value of your account will be paid to your designated beneficiary(ies) in either a lump-sum payment within five years of your death or in installments payments commencing within one year of your death. Your beneficiary may choose the form of payment. However, if your spouse is your beneficiary, your spouse may defer distribution to the date you would have been age 70 1/2.

Deferral of Distribution

     If you are eligible to take a distribution from the Plan, you may choose to defer distribution of your account up to age 70 1/2. At any time prior to age 70 1/2, you may request that your account be distributed in any option available. You may request a deferral by completing a deferral form.

   Important Notes
   - If you have terminated employment and have not requested a deferred distribution of your account by age 65, it will be distributed automatically to you in a lump-sum cash payment.

   - While your distribution is being deferred, you may continue to make transfers among the investment funds and termination withdrawals.

     Please refer to the Federal Income Tax Information section for information on the federal income tax effect of a distribution.

Payment Options

Lump-Sum Payment

     If your account is to be paid in a lump sum, you may determine whether it is to be paid in cash, in shares of International Paper Company common stock or a combination of both, provided, however, that only amounts invested in the Company Stock Fund may be paid in shares.

     Any taxable portion of a lump-sum payment may be rolled over to another employer's qualified plan or to a rollover IRA. In certain cases, another employer's qualified plan may also accept the non-taxable portion of a lump-sum payment.

Installment Payments

     You may elect to receive distribution of your account in the Plan in installment payments. If you choose installments, you must designate the term of the installments and whether you want them paid monthly, quarterly or annually. The term of installments may be from five to 20 years, but in no case may the term exceed your life expectancy or the joint life expectancies of you and your beneficiary(ies). All payments under this option will be made in cash. While installments are being paid, you may continue to make transfers among the investment funds. If you die after installment payments have begun, but before you have collected the full amount due you under the Plan, the remaining installment payments will continue to your beneficiary(ies).

     Once installment payments begin, you (or in the event of your death, your beneficiary(ies)) may request distribution of the balance of your account in a single lump-sum payment by filing a written notice with the plan administrator.

How to Apply for a Distribution

     In order to receive your distribution from the Plan, a benefit election form must be filed with J.P. Morgan/American Century. Distribution requests will be processed as soon as possible following the receipt of the distribution form. In general, distributions are processed within five business days following receipt of the completed form but not before 30 days following your termination. Investment experience will be credited to your account until the payment date.

     If your account contains funds that were transferred from another plan sponsored by the Company, your distribution may be subject to certain rules that applied to that plan. For more information, contact J.P. Morgan/American Century.

General Information

Non-assignability of Account

     Apart from your right to name one or more beneficiaries to receive any distribution payable in the event of your death (and certain other limited exceptions), federal law requires that no right to payment under the Plan can be subject to sale, transfer, pledge, assignment, attachment or encumbrance of any kind.

     If you become divorced or separated, certain court orders could require that part of your benefit be paid to your spouse or children. This is known as a qualified domestic relations order (QDRO). As soon as you are aware of any court proceedings that may affect your benefit, contact your human resources service center.

If You Are Transferred or Change Employment Status

     If you are transferred to an affiliated company or location that is not covered by the Plan or if you change your employment status and are no longer eligible to participate in the Plan and there is no defined contribution plan available to you, your account will remain in the Plan for as long as you are employed by such affiliated company or location of the Company. The Plan's provisions, as amended from time to time, concerning transfers of your past investments among funds, vesting, withdrawals and distributions will continue to apply to you. However, you will not be able to make contributions to the Plan or borrow from your account in the Plan, and the Company will not make company matching contributions to the trustee on your behalf.

     If you are transferred to an affiliated company or location that is not covered by the Plan or if you change your employment status and are no longer eligible to participate in the Plan and another defined contribution plan is available to you, your plan account will be transferred to such other plan. You may make contributions to such other plan as permitted by its provisions. Any outstanding loan payments to the Plan will be repaid to the other defined contribution plan.

Qualified Military Service

   Subject to certain conditions mentioned below, if you leave the Company to enter qualified military service and, after serving in the uniformed services, you are rehired by the Company under the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA):

- You will be treated as not having incurred a period of severance because of your qualified military service; and your period of qualified military service will be counted as vesting service.

- These rights are dependent upon uniformed service that ends honorably. In addition, certain other conditions must be satisfied, including the following:

   - You or a representative from the uniformed service must give the Company advance notice of the impending service, unless such notice is precluded by military necessity;

   - The cumulative length of your absence and all of your previous absences for uniformed service must not be longer than five years (with certain rare exceptions provided by law); and

   - You must comply with time deadlines for applying for re-employment and provide documentation requested by the Company to establish your entitlement to these rights.

     If you are re-employed after a period of qualified military service, then you may make additional employee contributions provided:

- The amount you contribute can be no greater than the amount you could have contributed had you been eligible to participate during such period of leave. During qualified military service, your pay is equal to the pay you would have received if you had not been in military service. If your actual pay cannot be determined for this period, your pay will be determined as the average total pay per pay period during the 12-month period immediately preceding the qualified military service or, if shorter, the period during which you were employed immediately preceding the qualified military service.

- You can make these additional contributions only during a certain period of time after your return to employment. This period of time begins with the date of re-employment and ends on the date that is equal to the lesser of (1) your period of qualified military service multiplied by three, or (2) five years. For example, if your period of qualified military service is six months, you would have 18 months in which to make any additional basic and supplemental contributions.

- The Company will make matching contributions to your account for the additional employee contributions you make for your leave period.

     During periods of qualified military service, you will not be required to make loan repayments unless you continue to receive pay from the Company. You have the option of making manual loan repayments during a period of qualified military service. Repayment of any outstanding loans will recommence after such service has ended.

Situations Affecting Plan Benefits

     The Plan is designed to help you build income primarily for retirement, but some situations could affect your benefits:

- If you fail to make a proper claim for benefits, fail to provide necessary information or fail to provide the Company with your current address, your benefits could be delayed.

- The IRS sets a maximum limit on the amount that may be contributed to the Plan each year. The IRS also sets limits on the total amounts that can be contributed as before-tax contributions to all benefit plans sponsored by the Company. These limits generally apply to higher-paid employees. You will be notified if these limits affect you.

- If you leave the Company, you may forfeit any non-vested company matching contributions in your account.

- The value of your account may go up or down depending on the market value or stock price of the Plan's investment funds.

General Administration of the Plan

Plan Name

     The legal name of the Plan is International Paper Company Hourly Savings Plan.

Type of Plan

     The Plan is a defined contribution profit-sharing and stock bonus plan and includes a qualified cash or deferred arrangement under IRC Section 401(k).

Plan Sponsor

     International Paper Company 400 Atlantic Street Stamford, CT 06921 (203) 541-8000

Employer Identification Number and Plan Number

     The plan number assigned to the Plan is 118. The IRS has assigned the employer identification number 13-0872805 to International Paper. If you need to correspond with a governmental agency about the Plan, use these numbers along with the plan name and company name.

Plan Administrator

     The administration of the Plan is the responsibility of the plan administrator, who is: Senior Vice President Human Resources c/o Employee Benefits Department International Paper 6400 Poplar Avenue Memphis,
     TN 38197 (901) 763-6000

     The plan administrator is a named fiduciary under the Plan. The plan administrator is responsible for maintaining accurate employee contribution and service records, ensuring that all reports and disclosures are made as required by law and authorizing payment of account balances. The plan administrator does not receive any compensation payable from the assets of the Plan.

     Day-to-day operation of the Plan is managed by the benefits department in the Memphis office, under the supervision of the plan administrator.

Plan Description and Financial Report

     International Paper is responsible for providing, on request, this summary plan description to the U.S. Department of Labor in Washington, D.C. The Company also files an annual financial report with the IRS.

Management of Assets

     The vice president of investments of International Paper is the financial officer of the Plan and is a named fiduciary under the Plan. The financial officer is responsible for management of the assets of the Plan. The financial officer does not receive any compensation payable from the assets of the Plan.

Plan Trustee

     State Street Global Advisors has been appointed as trustee of the Plans assets. The trustee holds all participant and company contributions to the Plan and maintains the trust for the exclusive benefit of plan participants and their beneficiaries.

   You may contact the trustee at:
   State Street Global Advisors 225 Franklin Street Boston, MA 02101

     The trustee is responsible for purchasing shares of International Paper Company common stock for plan participants, as directed. The trustee also votes your shares at all shareholders meetings according to your instructions.

Plan Not Insured by PBGC

     This type of plan is not covered, and benefits are not insured, by the Pension Benefit Guaranty Corporation (PBGC).

Plan Records; Plan Year

     Records for the Plan are kept on a plan-year basis. The plan year begins on January 1 and ends on December 31.

Amendment and Termination

     The Company reserves the right to amend, suspend or terminate the Plan at any time, pursuant to a written resolution of the board of directors of the Company, provided that under no circumstances shall assets of the Plan be devoted to any use other than for the exclusive benefit of participants in the Plan.

     If the Company terminates or partially terminates the Plan or if there is a complete discontinuance of contributions under the Plan, the value of all company matching contributions in your account will be 100 percent vested.

Claim Review

     If your claim for benefits from the Plan is denied, you will be provided a full, written explanation by the plan administrator. This explanation will describe the reasons for the denial, the additional material or information necessary to re-evaluate the claim, an explanation of why this material is needed and a description of the Plan's claim review process.

     Generally, you will receive this explanation within 90 days after you file your claim for benefits, although the plan administrator can extend the period of consideration to 180 days. If this is done, you will be notified of the extension. If you do not receive the explanation within this period, you may treat your claim as if it has been denied. In the event your claim is denied, you will have 60 days to request a review of your claim. The plan administrator will review your claim and make a final decision within 60 days after receiving your request. This period may be extended to 120 days, if necessary. A written explanation of the decision will be sent to you. The Plan provides that the plan administrator has authority and discretion to interpret the Plan and to determine all disputes under the Plan, and that the plan administrator's decision shall be final, conclusive and binding on the Plan, the Company, the participant and any other person claiming an interest in the Plan.

Court Proceedings and Agent for Service of Legal Process

     If you think your claim has been denied unjustly, you have the right to file suit in the courts. Any legal process against the Plan should be served upon the plan administrator and/or the trustee of the Plan. See the section entitled Legal Remedies.

Plan Qualification

     The Plan is intended to meet the requirements for a qualified employee benefit plan under Section 401(a) of the IRC. As such, except as otherwise provided by law, no part of the assets or income of the funds in the Plan shall be used for, or diverted to, any purposes other than for the exclusive benefit of plan participants and their beneficiaries. No person shall have any interest in, or right to, any part of the earnings of the funds of the Plan, or any interest in, or right to, any part of the assets held under the Plan, except as, and to the extent, expressly provided in the Plan.

Federal Income Tax Information

     When you receive a distribution or make a withdrawal from the Plan, you will be responsible for paying any income taxes that apply for the year in which your payment is made. The trustee will provide you with a distribution statement showing the amount that is classified as taxable. In January of the year following a distribution or withdrawal, you also will receive a copy of IRS Form 1099-R showing the taxable amount of your withdrawal or distribution and any amount that has been withheld for federal income tax purposes.

Distributions or Withdrawals

     Generally, any amounts other than your after-tax contributions that are withdrawn or distributed from your account will be subject to an additional 10 percent penalty tax over and above your regular income tax unless one of the following exceptions applies to you:

-  You receive the funds from the Plan after you reach age 59 1/2;

- The total amount you receive from the Plan does not exceed the amount allowable as a deduction for medical expenses in your federal income tax return for the year;

-  The funds are paid to another person as a result of a QDRO;

-  You receive your distribution due to your permanent disability;

- You receive your distribution after your separation from service after reaching age 55; or

-  Your beneficiaries receive a distribution due to your death.

     The trustee generally will be required to withhold and remit federal income tax at a rate of 20 percent from the taxable amount of your withdrawal or distribution unless you choose to have your withdrawal or distribution transferred by the trustee directly to a Rollover Individual Retirement Account or an Annuity (Rollover IRA) or to another qualified employer defined contribution retirement plan which accepts such transfers. The amount transferred can include your after-tax contributions as well as the taxable portion of the withdrawal or distribution if the plan to which the withdrawal or distribution is transferred (1) agrees to separately account for amounts so transferred, including separately accounting for the taxable portion and the after-tax amount, or (2) is a Rollover IRA. If you choose to have your withdrawal or distribution transferred directly as described above, your income tax on the amount so transferred will be deferred.(See "Tax-Free Rollover" below.)

     The 20 percent federal income tax withholding mentioned above does not apply to certain withdrawals or distributions. However, federal law requires the trustee to withhold and remit federal income taxes from the taxable amounts of these withdrawals or distributions (although not at a flat 20 percent rate) unless, by completing the appropriate section of the withdrawal or distribution form, you choose not to have federal income taxes withheld. Included is a withdrawal or distribution which is a hardship distribution, or a minimum distribution required by law (generally, once an employee has attained age 70 1/2, if later, once the employee retires, minimum distributions are required) or which is one of a series of substantially equal periodic payments, not less frequently than annually, made for:

- The life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of the employee and a designated beneficiary; or

-  A specified period of 10 years or more.

     The maximum amount to be withheld for federal income tax will not exceed the amount of money withdrawn or distributed. If your withdrawal or distribution is paid solely in the form of shares of International Paper Company common stock (plus cash not in excess of $200 for any fractional shares), no federal income tax will be withheld.

Lump-Sum Distributions

     A lump-sum distribution equal to the total balance in your plan account and received in one taxable year after you reach age 59 1/2, or due to your separation from service or death, may be eligible for special favorable tax rules. If you have an account in any other qualified profit-sharing or stock bonus plan maintained by the Company or an affiliated company, you must receive a distribution of the total balance in your account in such other plan(s) in the same year as your lump-sum distribution from the Plan in order to qualify for the special treatment of net unrealized appreciation for lump-sum distributions described in the Distributions of Company Stock section.

Tax-Free Rollover

Lump-Sum Distributions

     If you wish to defer some or all of the taxes on your distribution, you may choose to roll over all or part of the taxable portion of your lump-sum distribution (within 60 days after you receive it) to a Rollover IRA or to another qualified employer retirement plan which accepts rollover contributions.

Non-Lump-Sum Distributions

     Generally, all or part of the taxable portion of any withdrawal or distribution which is not one of a series of substantially equal periodic payments made over a period of 10 or more years, a minimum distribution required by law, or a hardship withdrawal, may be rolled over to a Rollover IRA or to another qualified employer retirement plan which accepts rollover contributions. To qualify for such a rollover, you must roll over your distribution within 60 days of receiving it.

General Rules

     A rollover of a distribution should be made only after consulting with a tax advisor. Income tax will be deferred to a future date when a distribution is received from the rollover IRA or other plan. The 20 percent federal income tax withholding requirement mentioned above, however, generally applies to any withdrawal or distribution in cash that is eligible to be rolled over.

     You will avoid having federal income tax withheld if you choose to have amounts which would qualify for rollover treatment transferred directly from the Plan to another plan or to a Rollover IRA, rather than receiving a distribution and rolling over the distribution yourself.

     You also may choose to roll over the nontaxable portion (that is, the amount of your after-tax contributions to the Plan) of a distribution (as described above) which qualifies for rollover treatment but only to the extent that the nontaxable portion is rolled over to a Rollover IRA, or to a defined contribution plan (for example, another 401(k) plan or profit-sharing plan) if
(1) the rollover is made in a direct trustee-to-trustee transfer, and (2) the other plan agrees to separately account for the taxable and nontaxable portions of the rollover.

Rollover of Company Stock

     If you receive part or all of your distribution in the form of a certificate for shares of company stock and choose to utilize the rollover provisions, you must transfer the stock actually received in your distribution (or the proceeds from the sale of such stock) to the Rollover IRA or some other eligible plan. You may not retain the stock and transfer cash or other property in lieu of such stock. You may transfer the stock received in your distribution even if your distribution contains net unrealized appreciation, as discussed below.

Distributions of Company Stock

     If you choose to receive a distribution in the form of company stock which the Plan purchased with your after-tax contributions and the aggregate fair market value of the stock is greater at the time of withdrawal than the aggregate cost basis allocated to that stock under the Plan, this difference, called "net unrealized appreciation," will not be taxed immediately. The distribution statement that you receive from the trustee will show the amount of any such net unrealized appreciation that will not become taxable until the year you dispose of the stock and actually realize the gain. At that time the actual gain will be taxable as a capital gain.

     If you choose to receive a distribution in the form of company stock which the Plan purchased with before-tax contributions or with company matching contributions, the "net unrealized appreciation," if any, relating to such stock will not be taxed until you dispose of the stock if your distribution is a lump-sum distribution as defined above. The IRC gives you or your beneficiary the right to include any net unrealized appreciation in income (as part of the lump-sum distribution) and to increase the company stock cost basis for measuring gain or loss upon disposition of the stock. If your distribution is not a lump-sum distribution as defined above, the entire current fair market value of the stock will be taxable as ordinary income.

Installment Payments

     If you have your plan account distributed to you in installments, each installment payment will be subject to tax at ordinary income tax rates, except for a percentage of each payment which will be excluded from taxation if it represents a return of your after-tax contributions (if any) in the Plan. When installment payments begin, this exclusion percentage is determined by dividing your expected total return over the life of the installments into your total after-tax contributions to the Plan. The total amount excludable from income will be limited to the total amount of your after-tax contributions to the Plan.

     For example, assume you are 65 years old and the value of your account is $20,000, of which your after-tax contributions represent $10,000. If you choose the 120-month installment option, $83.33 of each installment will be treated as a return of your after-tax contributions and will not be subject to taxation ($10,000/120 = $83.33). The remainder of each installment will be subject to taxation at ordinary income tax rates. This amount will vary with each installment based on the investment performance of your account remaining in the Plan.

Importance of Personal Tax Advice

     Tax laws relating to withdrawals and distributions are complicated and subject to change. Additional special rules may apply if you were born before January 1, 1936. State income taxes also may apply to your withdrawal or distribution.

     Therefore, in planning for a withdrawal or distribution, you should consult a qualified tax advisor for assistance in deciding the timing, method and form of payment which will be most favorable to you in light of your individual financial situation, your plans for meeting your retirement needs, your estate planning goals and other relevant circumstances.

Available Information

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act) and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of such material also can be obtained at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the shares of the Company's common stock are listed.


     The Company hereby undertakes to provide without charge to each participant, upon written or oral request of such person to the Company at the address set forth below, a copy of its most recent annual report to shareholders and the Plan's latest annual report on Form 11-K, as well as any and all information that has been incorporated by reference in the Registration Statement of which this document is a part, excluding exhibits to the information incorporated by reference unless such exhibits are specifically incorporated herein. Additional updating information with respect to the securities and the Plan covered herein may be provided in the future by means of updates to this document. Such written or oral request should be directed to:

     International Paper Company Attn: Investor Relations Department 400 Atlantic Street Stamford, CT 06921 (203) 541-8000

   The Company hereby incorporates by reference into this document the following documents filed with the Commission:

-  The Company's latest Annual Report on Form 10-K;

- All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by the Company or by the Plan since the date of the Company's latest Annual Report on Form 10-K; and

- The description of the common stock of the Company contained in the Registration Statement filed pursuant to Section 12 of the Exchange Act relating thereto, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the termination of this offering of the Company's common stock will be deemed to be incorporated by reference into this document and to be part hereof from the date of filing of such documents.

     The Company has registered with the Securities and Exchange Commission shares of International Paper Company common stock for plan investment.

Qualified Domestic Relations Order

     The Company has established procedures for reviewing domestic relations orders that assign any part of a participant's account to an alternate payee relative to a divorce. A participant or beneficiary can obtain a copy of these procedures by calling 1-888-686-9377.

Your ERISA Rights

     As a participant in the Plan, you are entitled to certain rights and protections under ERISA. Under this law, you are guaranteed the following rights:

- You may examine, without charge, all official Plan documents during normal business hours at the plan administrator's office and at other company work locations. These documents include investment contracts, trust agreements and collective bargaining agreements and the latest annual report (Form 5500 Series) filed by the plan administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

- For a reasonable charge, you may obtain copies of all plan documents, other plan information and the latest annual report upon written request to the plan administrator. In addition, each year you will receive a report entitled Summary Annual Report that summarizes the financial status of the Plan.

Prudent Actions of Plan Fiduciaries

     In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefit plans. The people who administer your Plan -- called the fiduciaries of the Plan -- have a duty to carry out their responsibilities prudently and in the interest of you and other participants and beneficiaries.

Assurance of Your ERISA Rights

     No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

     Under ERISA you can take steps to enforce your rights. For example, if you request documents from the plan administrator and do not receive them within 30 days, you may file suit in a federal court. In such case, the court may require the plan administrator to provide the materials and pay you up to $110 for each day's delay unless the materials were not sent due to reasons beyond the control of the plan administrator.

     If your claim for benefits is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan's decision, or lack thereof, concerning the qualified status of a domestic relations order you may file suit in a federal court. If it should happen that plan fiduciaries misuse the Plan's money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court.

     In case of court action, the court will decide who should pay court costs and legal fees. If you are successful, the court may order the party you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees -- for example, if it finds your claim is frivolous.

Assistance with Your Questions

     Please contact the plan administrator if you have questions about the Plan or your legal rights. The plan administrator also can assist you in obtaining copies of Plan documents or pursuing claims.

     You also should contact the plan administrator if you fail to receive information you have requested.

     If you have questions about this statement or about your ERISA rights, or if you need assistance in obtaining documents from the plan administrator, contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration. In any correspondence with a governmental agency about this Plan, it is helpful to include the plan number, employer identification number and official plan name, all of which are in this booklet.

Company Support for Your ERISA Rights

     International Paper supports both the spirit and the letter of ERISA objectives and requirements and is committed to assuring proper treatment of all Plan participants and full disclosure of all pertinent information.

InfoLine and www.retireonline.com

     Information regarding the Plan provisions and your account can be obtained by calling InfoLine at 1-800-345-2345 or by logging in to www.retireonline.com.

                                   March 2002

              International Paper is an equal opportunity employer.

                                     M/F/D/V

                                  SAV_HRLY-2002

                                  DC-IPH-28512